Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Fiscal 2024 First-Quarter Results
Renewed Focus on Generating Higher Cash Flow and Returns on Capital from Core Businesses

Company Announces Termination of Lithium Project

OVERLAND PARK, Kan. (Feb. 7, 2024) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported fiscal 2024 first-quarter results. Unless otherwise noted, it should be assumed that time periods referenced below are on a fiscal year basis.

MANAGEMENT COMMENTARY

"We are refocusing our efforts on improving cash flow generation and returns on capital in our core Salt and Plant Nutrition businesses through rigorous cost management and reduced capital intensity," said Edward Dowling, president and CEO. "Over many decades, our company has developed an exceptional set of unique assets that are virtually irreplicable, enjoy durable competitive advantages and have strong leadership positions in the marketplace. I am confident that by executing on a strategy that emphasizes getting back to the basics in our core businesses while nurturing the growth of our emerging Fire Retardants business, we will increase the cash generation capability of our enterprise, drive higher returns on capital and unlock the intrinsic value of our business for our shareholders over time."

QUARTERLY FINANCIAL RESULTS

(in millions, except per share data)	Three Months Ended Dec. 31, 2023	Three Months Ended Dec. 31, 2022
Revenue	$341.7	$352.4
Operating (loss) earnings	(55.3)	27.9
Adjusted operating earnings*	22.0	28.2
Adjusted EBITDA*	59.4	61.8
Net loss	(75.1)	(0.3)
Net loss per diluted share	(1.83)	(0.01)
Adjusted net earnings (loss)*	2.2	—
Adjusted net earnings* per diluted share	0.05	—
*Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

Compass Minerals Reports First Quarter Earnings

QUARTERLY HIGHLIGHTS

•Adjusted EBITDA of $59.4 million on similar margins year over year;
•In the Salt business, reported a 7% and 8% increase year-over-year in both operating earnings and adjusted EBITDA, respectively, with a nearly 33% improvement in adjusted EBITDA per ton to $23.01 compared to the corresponding period last year;
•Plant Nutrition sales volumes increased 67% year over year to 75 thousand tons, reflecting the normalization of demand in core West Coast markets versus the comparable prior-year period; and
•Announced reduction in 2024 capital expenditure guidance by 6% at midpoint, reflecting an initial step toward realigning investment priorities to reduce capital intensity and improve returns on capital.

SALT BUSINESS SUMMARY

Winter weather in the company's core markets during the first quarter of 2024 was exceptionally weak, marking one of the mildest quarters in decades. Despite substantially lower volume, operating earnings rose 7% year over year to $50.5 million and adjusted EBITDA increased to $65.7 million, up 8% from the prior-year period. Adjusted EBITDA per ton improved 33% to $23.01.

Salt revenue totaled $274.3 million and was down 11% year over year, driven by a 19% year-over-year sales volume decline, partially offset by a 10% increase in average sales price. In the highway deicing business, the company's value-over-volume commercial strategy ahead of the 2024 deicing season resulted in a 7% increase in average highway deicing selling prices while sales volumes declined 22% due to a combination of exceptionally mild weather in the first quarter of the year and the impact of lower committed bid volumes compared to the prior-year bid season. Consumer and industrial (C&I) pricing rose 3% year over year to approximately $195 per ton, while sales volumes declined by 5% primarily due to lower retail deicing demand reflecting the aforementioned mild weather across the company's served markets.

Distribution costs per ton were essentially flat year over year, while all-in product costs (defined at the segment level as sales to external customers less distribution costs less operating earnings) per ton rose 9% from the comparable prior-year quarter due to C&I sales being a higher percentage of the sales mix this quarter and fewer sales tons to absorb costs in the period.

PLANT NUTRITION BUSINESS SUMMARY

Plant Nutrition revenue for the quarter totaled $49.7 million, up 19% year over year on strong volume. Higher demand in the company's core West Coast markets resulted in a return of sales volumes in the quarter to historical norms, with volumes up 67% year over year. The average segment sales price for the quarter was down 29% year over year to approximately $660 per ton, reflecting excess supply of potassium-based fertilizers globally. Per-unit

Compass Minerals Reports First Quarter Earnings

distribution costs for the quarter decreased 11% year over year due to lower fuel rates and increased sales rates to absorb fixed costs. All-in product costs per ton increased 4% year over year.

Operating loss in the Plant Nutrition business totaled $2.3 million for the quarter, down from operating earnings of $11.0 million in the prior-year quarter. Adjusted EBITDA declined to $6.1 million versus $19.3 million year over year.

FORTRESS NORTH AMERICA UPDATE

The company recognized slightly better results related to the take-or-pay provisions of its calendar year 2023 contract with the U.S. Forest Service (USFS) in the first quarter with operating earnings and adjusted EBITDA of $13.1 million.

Management remains in negotiation on the terms of its calendar year 2024 USFS contract, which is expected to be finalized prior to deployment for the upcoming fire season.

Subsequent to quarter end, Fortress' second-generation aerial product, FR-105 HV, achieved fully qualified status on the USFS's Qualified Product List. FR-105 HV is the next generation of the FR-100 series powder concentrate product and includes an enhanced colorant that results in improved visibility of dispersed product in aerial operations.

LITHIUM PROJECT TERMINATION

Compass Minerals has determined that it is no longer in the best interests of shareholders to continue the pursuit of the lithium brine project at its Ogden, Utah operation at this time. As part of this action, Chris Yandell, head of lithium, has departed the company and the lithium development team has been disbanded.

"The environment surrounding our lithium project today is markedly different than the one that existed a couple of years ago when we started down this path. The simple fact is that the regulatory risks have increased significantly around this project. When combined with other changes to the commercial landscape, it became clear that the risk-adjusted returns on this project are inadequate to justify the investment," said Dowling. "I want to thank Chris and the exceptional team he assembled for their efforts to advance the project over the last couple of years. We wish those who are leaving the company the best in their future endeavors."

As a result of the decision to terminate its lithium project, the company recognized a total of approximately $77.3 million of expense in the first quarter including the impairment of certain lithium project assets and future commitments (approximately $74.8 million, reported in Loss on impairment of long-lived assets, net in the consolidated statement of operations) and restructuring charges associated with the departure of certain lithium and Ogden team members (approximately $2.5 million, reported in Other operating expense in the company's consolidated statement of operations). These items are included as adjusting items for the calculation of adjusted operating earnings and adjusted EBITDA.

Compass Minerals Reports First Quarter Earnings

Compass Minerals will continue to monitor and engage in legislative and regulatory processes in Utah to preserve the long-term optionality of the lithium potential at its Ogden operations.

CASH FLOW AND FINANCIAL POSITION

Net cash used in operating activities amounted to $65.6 million for the three months ended Dec. 31, 2023, compared to net cash provided by operating activities of $2.1 million in the prior year. The change year over year was due primarily to increased working capital requirements.

Net cash used in investing activities was $36.0 million for the three months ended Dec. 31, 2023, up $15.9 million year over year principally driven by higher capital spending. Total capital spending for the three months ended Dec. 31, 2023, was $35.3 million, which included approximately $12.2 million in capital spending related to the company's lithium project.

Net cash provided by financing activities was $100.9 million for the three months ended Dec. 31, 2023, which included net borrowings of $108.1 million, partially offset by dividends paid on our common stock of $6.4 million. In the prior year, net cash provided by financing activities reflected the proceeds from a private placement of common stock and the pay down of a portion of outstanding debt.

The company ended the quarter with $245.8 million of liquidity, comprised of $38.3 million in cash and cash equivalents and $207.5 million of availability under its $375 million revolving credit facility.

2024 OUTLOOK

Guidance for 2024 for the Salt and Corporate segments remains unchanged, while adjustments to the outlook for Plant Nutrition are reflected below.

Compass Minerals Reports First Quarter Earnings

Salt Segment Range of Outcomes
	Mild Winter[1]	2024 Range[2]	Strong Winter[1]
Highway deicing sales volumes (thousands of tons)	8,000	9,300 - 10,000	11,050
Consumer and industrial sales volumes (thousands of tons)	2,000	2,000 - 2,150	2,150
Total salt sales volumes (thousands of tons)	10,000	11,300 - 12,150	13,200

Revenue (in millions)	$935	$1,030 - $1,110	$1,200
Adj. EBITDA (in millions)	$205	$230 - $270	$290
(1)    Mild and Strong Winter scenarios reflect management estimates of the potential impact to the presented line items assuming mild or strong winter weather. The company utilizes an array of information, including historical weather data and sales-to-commitment outcomes, to develop measures that are then applied to its 2024 Range to estimate these amounts.
(2)    Range for 2024 reflects the company's estimated book of business for the period and assumes normalized weather conditions and average historical sales-to-commitment outcomes.

The first quarter saw particularly mild weather across most of North America, including within the company's core service markets. Snow days in those core geographies during the quarter were estimated to be approximately 40% of the 10-year average.

The company will revisit guidance for the Salt business following the completion of the highway deicing season. Management continues to expect Salt financial results will fall within the range of outcomes represented above.

Plant Nutrition Segment
2024 Range
Sales volumes (thousands of tons)	280 - 310
Revenue (in millions)	$170 - $205
Adj. EBITDA (in millions)	$15 - $35

Plant Nutrition guidance is being adjusted to reflect revised market and operational conditions that could impact the business. First, muriate of potash (MOP) prices continue to be under pressure in the market, which as a potential substitute impacts the pricing of the company's sulfate of potash (SOP). Second, continuing weakness in fertilizer pricing is resulting in buyers deferring purchases in anticipation of lower prices, which adds risk to the company's sales outlook. Lastly, first-quarter pond-based production tracked toward the lower end of the company's initial projections.

Corporate
2024 Range
	Fortress[1]	Other[2]	Total
Adj. EBITDA (in millions)	~$13	($78) - ($73)	($65) - ($60)
(1)    Fortress contribution only includes $13.1 million of adjusted EBITDA carried over from its calendar year 2023 USFS take-or-pay contract; no assumptions with respect to 2024 have been made pending finalization of the 2024 USFS contract.
(2)    Other adjusted EBITDA includes i) approximately $5 million of lithium-related costs; expenses related to the exit activities associated with the lithium project are not included in the guidance above, and ii) a non-cash charge of $2.9 million related to the change in the valuation of the contingent consideration liability associated with the Fortress

Compass Minerals Reports First Quarter Earnings

acquisition, which reflects the mark to market of the contingent consideration liability due to changes assumed for the discount rate and in business projections used in the valuation.

Projected Corporate segment results shown in the table above include corporate expenses in support of the company's core businesses, lithium-related development operating expenses, Fortress financial results, and the results of DeepStore, the company's records and management services business in the U.K.

With respect to Fortress, changes to the calendar 2024 solicitation package by the USFS resulted in a delay in the contracting process. Compass Minerals is working closely with USFS to finalize a contract for calendar 2024, with a final agreement expected to be finalized prior to deployment for the upcoming fire season. Accordingly, the company's current guidance for Fortress continues to only include $13.1 million of adjusted EBITDA related to its initial calendar 2023 USFS contract. When negotiations with the USFS have been completed, Compass Minerals intends to update guidance for 2024 to include the expected contribution from the 2024 contract.

Previously, the company expected between $5 and $10 million of Lithium-related expenses to burden Corporate adjusted EBITDA in 2024. As a result of recent workforce reductions in connection with the elimination of the Lithium function, the company now expects the full year impact for Lithium to be approximately $5 million.

Total Compass Minerals
2024 Adjusted EBITDA
	Salt	Plant Nutrition	Corporate[1]	Total
Adj. EBITDA (in millions)	$230 - $270	$15 - $35	($65) - ($60)	$180 - $245

2024 Capital Expenditures
	Sustaining	Lithium[2]	Fortress	Total
Capital expenditures (in millions)	$80 - $90	~$30	~ $10	$120 - $130
(1)    Includes Fortress contribution of $13.1 million in adjusted EBITDA related to the calendar 2023 USFS contract that will now be recognized in fiscal 2024. Also includes financial contribution from DeepStore.
(2)    Lithium capital expenditures principally relate to items committed to or made prior to the suspension of further investment in the lithium project. As a result of the termination of the lithium project and the related impairment this quarter, a portion of these expenditures that relate to committed items that had not been received by quarter-end will not be classified as capital expenditures within the consolidated statements of cash flows when paid.

Total capital expenditures for the company in 2024 are expected to be within a range of $120 million to $130 million, down $7 million from prior expectations and reflecting an initial step toward realigning investment priorities to reduce capital intensity and improve returns on capital. This includes between $80 million and $90 million in sustaining capital expenditures related to the core Salt and Plant Nutrition businesses. In addition, approximately $30 million of lithium-associated expenditures are included, principally related to "in flight" items ordered prior to the November 2023 project suspension. The company's projections also include approximately $10 million of capital investment for equipment to support the continued growth of Fortress.

Compass Minerals Reports First Quarter Earnings

Other Assumptions
($ in millions)	2024 Range
Depreciation, depletion and amortization	$100 - $110
Interest expense, net	$65 - $70
Effective income tax rate (excl. valuation allowance and lithium impairment)	70% - 75%
As a result of the previously announced senior executive management changes disclosed on Jan. 16, 2024, the company expects to recognize a cash charge of approximately $6 million to $9 million in the second quarter. These costs will be reported in Other operating expense in the company's consolidated statement of operations and will be adjusting items in the calculation of adjusted operating earnings and adjusted EBITDA.

CONFERENCE CALL

Compass Minerals will discuss its results on a conference call tomorrow morning, Thursday, Feb. 8, at 9:30 a.m. ET (8:30 a.m. CT). To access the conference call, please visit the company’s website at investors.compassminerals.com or dial 888-550-5768. Callers must provide the conference ID number 3632674. Outside of the U.S. and Canada, callers may dial 646-960-0469. Replays of the call will be available on the company’s website.

A supporting corporate presentation with 2024 first-quarter results is available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its next-generation, long-term fire retardant products provide a more innovative and environmentally friendly option in the fight against wildfires. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Brent Collins	Rick Axthelm
Vice President, Investor Relations	Chief Public Affairs and Sustainability Officer
+1.913.344.9111	+1.913.344.9198
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com

Compass Minerals Reports First Quarter Earnings

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements, including, without limitation, statements about expected efforts to accelerate growth and enhance value; Fortress North America's expected revenue, operating profit, and adjusted EBITDA; the termination of the company's lithium brine development project, including engagement with political and regulatory leaders and estimates of charges and expenditures related to the termination of the project; expectations for highway deicing pricing and volumes for the upcoming winter, and the company's outlook for 2024, including its expectations regarding sales volumes, revenue, Adjusted EBITDA, corporate and other expense, depreciation, depletion and amortization, interest expense, tax rates, and capital expenditures. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. The company uses words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) inflation, the cost and availability of transportation for the distribution of the company’s products and foreign exchange rates, (iii) pressure on prices and impact from competitive products, (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, and (v) the risk that the company may not realize the expected financial or other benefits from its ownership of Fortress North America. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the period ended Sept. 30, 2023 and its Quarterly Report on Form 10-Q for the quarter ended Dec. 31, 2023, filed or to be filed with the SEC, as well as the company's other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Non-GAAP Measures
In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the

Compass Minerals Reports First Quarter Earnings

operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. Management also uses adjusted operating earnings, adjusted operating margin, adjusted net earnings, and adjusted net earnings per diluted share, which eliminate the impact of certain items that management does not consider indicative of underlying operating performance. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. Management believes these non-GAAP financial measures provide management and investors with additional information that is helpful when evaluating underlying performance. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation, depletion and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and Adjusted EBITDA margin exclude certain cash and non-cash items, including stock-based compensation and asset impairment charges. Consequently, any measure that excludes these elements has material limitations. The non-GAAP financial measures used by management should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. These measures are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the method of calculation. The calculation of non-GAAP financial measures as used by management is set forth in the following tables. All margin numbers are defined as the relevant measure divided by sales. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company’s results.

Adjusted operating earnings, adjusted operating earnings margin, adjusted net earnings, and adjusted net earnings (loss) per diluted share are presented as supplemental measures of the company’s performance. Management believes these measures provide management and investors with additional information that is helpful when evaluating underlying performance and comparing results on a year-over-year normalized basis. These measures eliminate the impact of certain items that management does not consider indicative of underlying operating performance. These adjustments are itemized below. Adjusted net earnings (loss) per diluted share is adjusted net earnings (loss) divided by weighted average diluted shares outstanding. You are encouraged to evaluate the adjustments itemized above and the reasons management considers them appropriate for supplemental analysis. In evaluating these measures you should be aware that in the future the company may incur expenses that are the same as or similar to some of the adjustments presented below.

Compass Minerals Reports First Quarter Earnings

Special Items Impacting the Three Months Ended Dec. 31, 2023 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Restructuring charges	Corporate and Other	Other operating expense	$2.5	$—	$2.5	$0.06
Asset impairment	Corporate and Other	Loss on impairment of long-lived assets, net	74.8	—	74.8	1.82
Total			$77.3	$—	$77.3	$1.88
(1)    There were no substantial income tax benefits related to these items given the U.S. valuation allowances on deferred tax assets.

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended Dec. 31,
	2023	2022
Operating (loss) earnings	$(55.3)	$27.9
Restructuring charges(1)	2.5	—
Loss on impairment of long-lived assets, net(1)	74.8	—
Accrued loss and legal costs related to SEC investigation(2)	—	0.3
Adjusted operating earnings	$22.0	$28.2
Sales	341.7	352.4
Operating margin	(16.2)%	7.9%
Adjusted operating margin	6.4%	8.0%
(1)    In connection with the termination of the company's lithium development project, the company incurred severance and related charges for a reduction in workforce and a loss on impairment of long-lived assets, which were determined to be no longer probable of recovery.
(2)    The company recognized costs, net of reimbursements, related to the settled SEC investigation.

Compass Minerals Reports First Quarter Earnings

Reconciliation for Adjusted Net Earnings (unaudited, in millions)
	Three Months Ended Dec. 31,
	2023	2022
Net loss	$(75.1)	$(0.3)
Restructuring charges(1)	2.5	—
Loss on impairment of long-lived assets, net(1)	74.8	—
Accrued loss and legal costs related to SEC investigation(2)	—	0.3
Adjusted net earnings	$2.2	$—

Net loss per diluted share	$(1.83)	$(0.01)
Adjusted net earnings per diluted share	$0.05	$—
Weighted-average common shares outstanding (in thousands):
Diluted	41,205	39,751
(1)    In connection with the termination of the company's lithium development project, the company incurred severance and related charges for a reduction in workforce and a loss on impairment of long-lived assets, which were determined to be no longer probable of recovery.
(2)    The company recognized costs, net of reimbursements, related to the settled SEC investigation.

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended Dec. 31,
	2023	2022
Net loss	$(75.1)	$(0.3)
Interest expense	15.8	13.9
Income tax expense	1.8	11.9
Depreciation, depletion and amortization	25.5	23.9
EBITDA	(32.0)	49.4
Adjustments to EBITDA:
Stock-based compensation - non cash	11.9	10.6
Interest income	(0.4)	(1.1)
Loss on foreign exchange	1.9	2.5
Restructuring charges(1)	2.5	—
Loss on impairment of long-lived assets, net(1)	74.8	—
Accrued loss and legal costs related to SEC investigation(2)	—	0.3
Other expense, net	0.7	0.1
Adjusted EBITDA	$59.4	$61.8
(1)    In connection with the termination of the company's lithium development project, the company incurred severance and related charges for a reduction in workforce and a loss on impairment of long-lived assets, which were determined to be no longer probable of recovery.
(2)    The company recognized costs, net of reimbursements, related to the settled SEC investigation.

Compass Minerals Reports First Quarter Earnings

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended Dec. 31,
	2023	2022
Sales	$274.3	$308.1
Operating earnings	$50.5	$47.1
Operating margin	18.4%	15.3%
EBITDA(1)	$65.7	$61.0
EBITDA(1) margin	24.0%	19.8%
Sales volumes (in thousands of tons):
Highway deicing	2,266	2,901
Consumer and industrial	589	620
Total Salt	2,855	3,521
Average prices (per ton):
Highway deicing	$70.36	$65.60
Consumer and industrial	$194.94	$190.04
Total Salt	$96.08	$87.51
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended Dec. 31,
	2023	2022
Reported GAAP segment operating earnings	$50.5	$47.1
Depreciation, depletion and amortization	15.2	13.9
Segment EBITDA	$65.7	$61.0
Segment sales	274.3	308.1
Segment EBITDA margin	24.0%	19.8%

Plant Nutrition Segment Performance (unaudited, dollars in millions, except for sales volumes and prices per short ton)
	Three Months Ended Dec. 31,
	2023	2022
Sales	$49.7	$41.6
Operating (loss) earnings	$(2.3)	$11.0
Operating margin	(4.6)%	26.4%
EBITDA(1)	$6.1	$19.3
EBITDA(1) margin	12.3%	46.4%
Sales volumes (in thousands of tons)	75	45
Average price (per ton)	$660.41	$924.15
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Compass Minerals Reports First Quarter Earnings

Reconciliation for Plant Nutrition Segment EBITDA (unaudited, in millions)
	Three Months Ended Dec. 31,
	2023	2022
Reported GAAP segment operating (loss) earnings	$(2.3)	$11.0
Depreciation, depletion and amortization	8.4	8.3
Segment EBITDA	$6.1	$19.3
Segment sales	49.7	41.6
Segment EBITDA margin	12.3%	46.4%

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended Dec. 31,
	2023	2022
Sales	$341.7	$352.4
Shipping and handling cost	91.3	107.4
Product cost	179.8	175.0
Gross profit	70.6	70.0
Selling, general and administrative expenses	45.7	41.8
Loss on impairment of long-lived assets, net	74.8	—
Other operating expense	5.4	0.3
Operating (loss) earnings	(55.3)	27.9
Other (income) expense:
Interest income	(0.4)	(1.1)
Interest expense	15.8	13.9
Loss on foreign exchange	1.9	2.5
Net loss in equity investee	—	0.9
Other expense, net	0.7	0.1
(Loss) earnings before income taxes	(73.3)	11.6
Income tax expense	1.8	11.9
Net loss	$(75.1)	$(0.3)

Basic net loss per common share	$(1.83)	$(0.01)
Diluted net loss per common share	$(1.83)	$(0.01)
Weighted-average common shares outstanding (in thousands):(1)
Basic	41,205	39,751
Diluted	41,205	39,751
(1)Weighted participating securities include RSUs and PSUs that receive non-forfeitable dividends and consist of 777,000 weighted participating securities for the three months ended Dec. 31, 2023, and 514,000 weighted participating securities for the three months ended Dec. 31, 2022.

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	Dec. 31,	Sept. 30,
	2023	2022
ASSETS
Cash and cash equivalents	$38.3	$38.7
Receivables, net	168.6	129.5
Inventories	392.5	392.2
Other current assets	28.4	33.4
Property, plant and equipment, net	803.0	852.2
Intangible and other noncurrent assets	374.5	372.0
Total assets	$1,805.3	$1,818.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$5.0	$5.0
Other current liabilities	199.3	270.8
Long-term debt, net of current portion	908.7	800.3
Deferred income taxes and other noncurrent liabilities	232.5	224.7
Total stockholders' equity	459.8	517.2
Total liabilities and stockholders' equity	$1,805.3	$1,818.0

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Three Months Ended Dec. 31,
	2023	2022
Net cash (used in) provided by operating activities	$(65.6)	$2.1

Cash flows from investing activities:
Capital expenditures	(35.3)	(19.9)
Other, net	(0.7)	(0.2)

Net cash used in investing activities	(36.0)	(20.1)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	88.7	16.7
Principal payments on revolving credit facility borrowings	(17.8)	(168.2)
Proceeds from issuance of long-term debt	38.4	35.4
Principal payments on long-term debt	(1.2)	—
Net proceeds from private placement of common stock	—	240.7
Dividends paid	(6.4)	(6.3)
Shares withheld to satisfy employee tax obligations	(0.8)	(0.3)
Other, net	—	(0.3)

Net cash provided by financing activities	100.9	117.7
Effect of exchange rate changes on cash and cash equivalents	0.3	0.3
Net change in cash and cash equivalents	(0.4)	100.0
Cash and cash equivalents, beginning of the year	38.7	46.1

Cash and cash equivalents, end of period	$38.3	$146.1

Compass Minerals Reports First Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended Dec. 31, 2023	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$274.3	$49.7	$17.7	$341.7
Intersegment sales	—	3.1	(3.1)	—
Shipping and handling cost	83.7	7.0	0.6	91.3
Operating earnings (loss)(2)	50.5	(2.3)	(103.5)	(55.3)
Depreciation, depletion and amortization	15.2	8.4	1.9	25.5
Total assets (as of end of period)	1,055.9	462.4	287.0	1,805.3

Three Months Ended Dec. 31, 2022	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$308.1	$41.6	$2.7	$352.4
Intersegment sales	—	2.9	(2.9)	—
Shipping and handling cost	102.7	4.7	—	107.4
Operating earnings (loss)(3)	47.1	11.0	(30.2)	27.9
Depreciation, depletion and amortization	13.9	8.3	1.7	23.9
Total assets (as of end of period)	985.2	456.5	323.0	1,764.7
(1)    Corporate and other includes corporate entities, records management operations, the Fortress fire retardant business, equity method investments and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, lithium-related expenditures, as well as costs for the human resources, information technology, legal and finance functions.
(2)    As a result of the company’s decision to cease the pursuit of the lithium development, the company recognized an impairment of long-lived assets of $74.8 million and severance of $2.5 million, which impacted operating results for the three months ended December 31, 2023.
(3)    Corporate operating results for the three months ended Dec. 31, 2022 include a contingent loss accrual and costs related to the SEC investigation of $0.3 million.